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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   Form 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                          The Securities Act of 1934



Date of Report (Date of earliest event reported)  March 31, 2000
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                          Quicksilver Resources Inc.
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            (Exact name of registrant as specified in its charter)


Delaware                         001-14837                   75-2756163
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(State or other            (Commission File              (I.R.S. Employer
 Jurisdiction of               Number)                 Identification No.)
 Incorporation)


          1619 Pennsylvania Avenue, Fort Worth, Texas           76104
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           (Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including area code    (817) 877-3151
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         (Former name or former address if changed since last report)
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On March 31, 2000, Quicksilver Resources Inc. (the "Company") completed an acquisition of natural gas and crude oil exploration and production properties and all of the issued and outstanding shares of Terra Energy Ltd., a Michigan corporation ("Terra"), from CMS Oil and Gas Company ("CMS"), a subsidiary of CMS Energy Corporation. The purchase price of the CMS properties and the Terra shares, totaling approximately $163 million, was paid in cash at closing and is subject to certain post-closing adjustments. The transaction had an effective date of January 1, 2000.

     The CMS properties, including properties held in the name of Terra, are located primarily in Michigan. They consist of interests in approximately 3,050 gross (650 net) active producing oil and gas wells located on approximately 512,000 gross (450,000 net) acres, of which approximately 180,000 net leasehold acres is developed acreage. Proved reserves attributable to the CMS properties are estimated to be 315.1 Bcf of natural gas, 747.8 Mbbls of crude oil and condensate, and 143.9 Mbbls of natural gas liquids, or a total of 320.4 Bcfe. Approximately 80% of the proved reserve volumes are classified as proved developed. Current daily production from the CMS properties is estimated to be approximately 49 Mmcfe.

     Pursuant to the Purchase and Sale Agreement between the Company and CMS, dated March 4, 2000, the Company issued 3,650,000 shares of its common stock and paid $1.4 million to CMS as an earnest money performance deposit. Such shares were returned to the Company at closing of the acquisition and are now held as treasury shares. The cash portion of the deposit was applied to the purchase price of the CMS properties.

     The Company financed the acquisition and related fees and expenses by the issuance of $43 million of 14.75% Second Mortgage Notes due March 30, 2009, the incurrence of $98 million in incremental bank credit facility indebtedness and the monetization of approximately $30 million of estimated Internal Revenue Code
Section 29 tax credits attributable to the CMS properties. The Company's Second Mortgage Notes were sold to qualified institutional buyers, for whom TCW Asset Management Company acts as Collateral Agent, pursuant to Rule 144A of the Securities Act of 1933. The notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Security for the notes consists of a lien on substantially all of the Company's existing assets, second in priority to the lien securing the approximately $193 million of indebtedness now outstanding under the Company's bank credit facility, under which Bank of America, N. A. acts as Administrative Agent and is the primary lender.

     To effect the tax credits monetization transaction, the Company entered into a Purchase and Sale Agreement with Mariner Gas LLC, a Massachusetts limited liability company ("Mariner"), pursuant to which Mariner purchased specified economic interests in the CMS properties for a price of $25 million paid in cash on March 31, 2000. The Company received a production payment burdening the interests sold to Mariner and retained an undivided 75% reversionary interest. The Company has the option to purchase not less than all of the interests conveyed to Mariner exercisable at any time during the 180 day period commencing September 1, 2002. If the Company does not exercise this option, Mariner will have the option to buy all or
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a part of the Company's interests in the CMS properties from time to time for a period of three years beginning June 1, 2003.

     A copy of the press release, dated April 3, 2000, issued by the Company to announce the acquisition of the CMS properties is attached as Exhibit 99.1 and is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements.

     As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the financial statements required by this Item 7(a). In accordance with Item 7(a)(4) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later than 60 days after April 15, 2000.

     (b) Pro Forma Financial Information.

     As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the pro forma financial information required by this Item 7(b). In accordance with Item 7(b) of Form 8-K, such financial information shall be filed by amendment to this Form 8-K no later than 60 days after April 15, 2000.

     (c) Exhibits.

     2.1 Purchase and Sale Agreement, dated March 4, 2000, between CMS Oil and Gas Company and Quicksilver Resources Inc.

     4.1 Note Purchase Agreement, dated March 31, 2000, between the Company and the Purchasers identified therein.

     99.1  Press Release, dated April 3, 2000.


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                                  SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 QUICKSILVER RESOURCES INC.


                                 By:  /s/ Bill Lamkin
                                      -----------------------------------------
                                      Bill Lamkin
                                      Executive Vice President, Chief
                                        Financial Executive Officer
                                        and Secretary


Date:  April 15, 2000

                                    EXHIBIT INDEX


Exhibit          Description
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     2.1    Purchase and Sale Agreement, dated March 4, 2000, between CMS Oil and Gas Company and Quicksilver Resources Inc.

     4.1 Note Purchase Agreement, dated March 31, 2000, between the Company and the Purchasers identified therein.

     99.1   Press Release, dated April 3, 2000